EXHIBIT 5.1
[DELL LETTERHEAD]
August 8, 2008
Dell Inc.
One Dell Way
Round Rock, TX 78682

Re:	Dell Inc. Rescission Offer — Registration of 5,841,982 Shares of Common Stock
Ladies and Gentlemen:
          As Director — Corporate Legal of Dell Inc. (the “Corporation”), I am rendering this opinion in connection with the Corporation’s offer to rescind (the “Rescission Offer”) purchases of 5,841,982 shares of common stock, par value $0.01 per share (the “Shares”), purchased through the Dell Inc. Stock Purchase Plan by payroll deductions during the four quarterly periods ended March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006. The Corporation has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 with respect to the Rescission Offer (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”).
          In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law as I have deemed necessary or appropriate to enable me to render the opinion expressed below.
          Based upon the foregoing, I am of the opinion that the Shares were, at the time of issuance by the Corporation, validly issued, fully paid and non-assessable.
          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
          The opinion expressed above is limited to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. I am not admitted to the practice of law in the State of Delaware.

Very truly yours,
/s/ Janet B. Wright

Janet B. Wright Director — Corporate Legal